Exhibit 99.1


New York NY, May 26, 2004 -- Manhattan Pharmaceuticals, Inc. ("Manhattan" OTCBB:
MHTT), will present the Company's latest, favorable safety data for its proprietary obesity therapeutic, Oleoyl estrone today at 4:00 PM Central European Time to the 13th European Congress on Obesity, at the Prague Congress Centre in the Czech Republic.

In a presentation entitled, "Oleoyl Estrone at Therapeutic Doses: Lack of Endocrine Histopathology in a Two Week, Oral Toxicity Trial in Rats," Manhattan scientists will describe positive results regarding Oleoyl estrone's safety profile following oral administration to adult rats of both genders. Safety observations were made over a 14 day period, including mortality, gross toxicity, blood, urine and carcass chemistries, blood and urine cellular counts, organ weights and histology. Tests were conducted in a GLP-certified laboratory; histology slides were prepared in accord with Good Laboratory Practices and, following blinding, were interpreted by a Diplomate of the American Board of Veterinary Pathology. In groups treated at therapeutic dose levels of Oleoyl estrone, there were no histological effects on endocrine-responsive tissues such as testes, epididymis, prostate, seminal vesicle, vagina, uterus or mammary glands. None of the doses tested resulted in mortality. A full abstract of these findings will be available on the European Congress on Obesity's website at http://www.eco2004.cz.

"We are enthusiastic in sharing these exciting, peer-reviewed results with the research community. Oleoyl estrone continues to demonstrate impressive safety and efficacy results in the preclinical testing needed for our upcoming IND submission to the FDA," said Dr. Leonard Firestone, President and CEO of Manhattan Pharmaceuticals. "This compound continues to demonstrate its potential to provide a substantial improvement over the pharmaceuticals currently used in the long-term treatment of obesity."

In extensive preclinical animal studies, orally administered Oleoyl estrone has been shown to cause significant weight loss without the need for dietary or behavioral modifications. In such studies, Oleoyl estrone appears to be safe and effective, with no evidence of rebound weight gain after treatment has been discontinued.

On November 17, 2003, Manhattan announced the first, peer-reviewed publication reporting human physiologic responses to oleoyl estrone. The case report, published in Medical Clinics (Barcelona), documented the weight reduction associated with oral administration over a 27-month period in a morbidly obese patient.

About Manhattan Pharmaceuticals, Inc.
Manhattan Pharmaceuticals, Inc. (http://www.manhattanpharma.com/), a development stage pharmaceutical company, acquires and develops proprietary prescription drugs for large, underserved patient populations. In view of the worldwide obesity epidemic, the Company is developing Oleoyl estrone, an orally administered novel therapeutic for weight loss. To meet the needs of other major, underserved medical markets, while lowering development risks, Manhattan Pharmaceuticals also combines FDA-approved drugs with novel delivery technologies and formulations. The Company is developing a convenient, proprietary lingual spray formulation of propofol, the world's best-selling general anesthetic, as a sedative-hypnotic for use during diagnostic and therapeutic procedures.

Certain statements contained in this news release that are forward-looking in nature are based on the current beliefs and assumptions of our management. When used in this press release, the words "may," "could," "should," "anticipate," "believe," "estimate," "expect," "intend," "plan," "predict," and similar expressions and their variants may be used to identify forward-looking statements. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other governmental regulation, our pharmaceutical collaborator's ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third party reimbursement, and other factors described in our filings with the Securities and Exchange Commission